Exhibit 10(b)(7)

CLECO POWER LLC
401(k) SAVINGS AND INVESTMENT PLAN
(As Amended and Restated Effective November 1, 2010)

AMENDMENT NUMBER 1

WHEREAS, Cleco Power LLC sponsors the Cleco Power LLC 401(k) Savings and Investment Plan (the “Plan”), which was originally established effective as of January 1, 1985; and

WHEREAS, the Plan most recently was amended and restated effective November 1, 2010; and

WHEREAS, Cleco Power LLC desires to amend the Plan to add automatic increases to employee deferral percentages and establish new automatic enrollment dates.

NOW, THEREFORE, Section 4.2 is deleted in its entirety and replaced with the following:

4.2    Pre-Tax Contributions: Each Participant who has chosen to defer a portion of his Compensation as a Pre-Tax Basic Contribution to the Plan pursuant to Section 3.4 may elect to defer any whole percentage, up to a maximum of six (6%) of his Compensation as a Pre-Tax Basic Contribution. In addition, the Participant may elect to defer any whole percentage, up to a maximum of forty-four (44%) of his Compensation, as a Pre-Tax Excess Contribution. Each such contribution, if any, will be determined as of the last day of each payroll period and contributed to the Trust Fund by the Employer as soon as administratively feasible thereafter. Each Participant's Pre-Tax Contribution Account will be fully vested and nonforfeitable at all times.

(a)Notification of Deferral Elections: Each Participant must notify the Committee of the amount he elects to defer as a Pre-Tax Basic Contribution and as a Pre-Tax Excess Contribution, according to administrative procedures the Committee may establish, until such time as the Committee authorizes the discontinuance of the Pre-Tax Contributions according to uniform, nondiscriminatory policies the Committee may develop. Except as otherwise provided in this Section, a Participant's deferral election or automatic deferral under Section 4.2(f) will continue in effect during subsequent Plan Years unless the Participant notifies the Committee of his choice to change or discontinue his Pre-Tax Basic Contribution or his Pre-Tax Excess Contribution election according to administrative procedures the Committee may establish.

(b)Changes in Deferral Elections: A Participant may change or discontinue the amount of his Pre-Tax Basic Contribution and/or Pre-Tax Excess Contribution at any time during the Plan Year by directing the Committee, according to administrative procedures the Committee may establish.

(c)Automated Response Unit: The Committee may, as a part of the administrative procedures it establishes and in lieu of written procedures contemplated in this Plan, authorize use of an “automated response unit” which generates written acknowledgments of transactions.

(d)Limits on Deferrals: No Participant will be permitted to have Pre-Tax Contributions made under this Plan, or any other qualified plan the Company maintains during any taxable year, in excess of the dollar limitation of Code Section 402(g) in effect for such taxable year, except to the extent permitted by Code Section 414(v). If a Participant's Pre-Tax Contributions exceed the applicable limit described in the preceding sentence, or if the Participant submits a written claim to the Committee, at the time and in the manner the Committee prescribes specifying the amount of Pre-Tax Contributions that exceeds the applicable limit of Code Section 402(g) when added to the amounts the Participant deferred in other plans or arrangements, then such excess (the “Excess Deferrals”), plus any income and minus any loss allocable to such amount, will be returned to the Participant by April 15 of the following year.

(e)Catch-Up Contributions: All Employees who are eligible to make Pre-Tax Contributions under this Plan and who have attained age 50 before the close of the Plan Year will be eligible to make catch-up contributions according to and subject to the limitations of Code Section 414(v). Such catch-up contributions will not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan will not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

(f)Automatic Deferrals and Automatic Increases:

(i)Automatic Deferrals - Newly Eligible Employees: If, on or before the 45th day after the date an Employee becomes eligible to participate under Section 3.1, the Employee has not affirmatively chosen to defer a portion of his Compensation as a Pre-Tax Contribution to the Plan (including a zero Pre-Tax Contribution percentage), the Employee automatically will be enrolled to defer four percent (4%) of his Compensation as a Pre-Tax Contribution.

(ii)Automatic Deferrals - Existing Participants: If, during the 45-day period before (as applicable) March 31, 2012 or such future date as the Committee may designate, a Participant has not made an affirmative election to defer a portion of his Compensation as a Pre-Tax Contribution to the Plan (including a zero Pre-Tax Contribution percentage), the Participant automatically will be enrolled to defer four percent (4%) of his Compensation as a Pre-Tax Contribution. This Section 4.2(f)(ii) shall not apply to a Participant:

(1)To which Section 4.2(f)(i) applies, or

(2)Who has in effect an election (either through an affirmative election or automatic deferral) to defer at least four percent (4%) of his Compensation as a Pre-Tax Contribution.

(iii)Automatic Increases: If, as of March 31 of each Plan Year,

(1)a Participant has not affirmatively elected to have no automatic deferral percentage increases apply to the Participant, and

(2)the Participant is deferring less than 8% of the Participant's Compensation as a Pre-Tax Contribution,

then effective as of the immediately following April 1, the Participant's deferral percentage automatically will be increased to the next higher whole percentage, or at least 4% if the Participant is deferring less than the automatic enrollment rate of 4%.
(g)Employee's Effective Date of Automatic Deferrals: An “Employee's Effective Date of Automatic Deferrals” means, as applicable:

(i)The date the Employee becomes eligible to participate under Section 3.1;

(ii)March 31, 2012; or

(iii)Such future dates as the Committee designates from time to time.

(h)Opting Out Before Becoming a Participant: At any time before the Employee's Effective Date of Automatic Deferrals, the Employee may affirmatively elect, according to rules the Committee prescribes, a Pre-Tax Contribution percentage that is different from that specified in Section 4.2(f) (including a zero Pre-Tax Contribution percentage). The Employee's election will become effective as soon as administratively feasible after the Employee properly files his application according to rules the Committee prescribes.

(i)Opting Out After Becoming a Participant: If, before an Employees Effective Date of Automatic Deferrals, the Employee has not affirmatively elected, according to rules the Committee prescribes, a Pre-Tax Contribution percentage that is different from that specified in Section 4.2(f) (including a zero Pre-Tax Contribution percentage), then at any time thereafter the Employee may affirmatively elect, according to rules the Committee prescribes, a Pre-Tax Contribution percentage that is different from those specified in Section 4.2(f) (including a zero Pre-Tax Contribution percentage). The Employee's election will become effective as soon as administratively feasible after the Employee properly files his application according to rules the Committee prescribes.

IN WITNESS WHEREOF, Cleco Power LLC has executed this amendment this 27th day of January 2012.

CLECO POWER LLC

By:	/s/ Darren J. Olagues
Darren J. Olagues
Senior Vice President, CFO & Treasurer